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                                                                      Exhibit 11


The J.H. Heafner Company, Inc.
Computation of Earnings Per Share
(Unaudited)

                                                                        THREE MONTHS ENDED                SIX MONTHS ENDED
                                                                  -----------------------------    ------------------------------
                                                                  JUNE 30, 1999   JUNE 30, 1998    JUNE 30, 1999     JUNE 30, 1998
                                                                  -------------   -------------    -------------     -------------
Average shares outstanding during the period                       5,163,414        4,310,631        5,125,541         3,995,816
Incremental shares under stock options and warrants computed
  under the treasury stock method using the average market         1,211,649        1,210,795        1,211,649         1,210,795
  price of issuer's stock during the period                       ----------      -----------      -----------       -----------

     Total shares for diluted EPS                                  6,375,063        5,521,426        6,337,189         5,206,610
                                                                  ==========      ===========       ==========       ===========

Income applicable to common shareholders:
  Loss from operations before extraordinary charge                                   (975,000)                       (1,438,000)




  Net income (loss)                                                  203,000       (3,173,000)        (990,000)       (3,636,000)


(Loss) income per basic common share:
  Loss from operations before extraordinary charge                $       --      $     (0.23)      $       --       $     (0.36)
                                                                  ==========      ===========       ==========       ===========

  Net income (loss)                                               $     0.04      $     (0.74)      $    (0.19)      $     (0.91)
                                                                  ==========      ===========       ==========       ===========

Income (loss) per diluted share:
Loss from operations before extraordinary charge                  $       --      $     (0.18)      $       --       $     (0.28)
                                                                  ==========      ===========       ==========       ===========

  Net income (loss)                                               $     0.03      $     (0.57)      $    (0.16)      $     (0.70)
                                                                  ==========      ===========       ==========       ===========